Exhibit 99.1

Senomyx Announces First Quarter 2005 Financial Results

Obtains FEMA GRAS Determination for Savory Enhancers

Announces Agreement for the Three-Year Extension of Collaboration with Nestlé SA

LA JOLLA, CA, April 21, 2005 – Senomyx, Inc. (NASDAQ: SNMX), today reported financial results for the quarter ended March 31, 2005. For the quarter, the Company booked revenues of $3.0 million, an increase of 32% over the quarter ended March 31, 2004.

“The receipt of FEMA GRAS determination for four of our savory enhancers was an important achievement for Senomyx during the first quarter of 2005.  We look forward to initiation of consumer acceptance testing by our collaborator, and future commercial sales of products containing our savory enhancers,” commented Kent Snyder, President and CEO of Senomyx.  “Additionally, we were pleased to announce the extension of our first collaborative agreement with Nestlé in April for an additional three-year collaborative research phase,” added Snyder.

Financial Review:

Revenues for the first quarter were $3.0 million, compared to $2.2 million for the same period in 2004.  The increase is primarily due to revenues related to the achievement of the Company’s fourth savory program milestone and the reimbursement by a collaborator of certain product candidate development costs.

Research and development expenses for the first quarter were $4.3 million for 2005, compared to $4.0 million for 2004.  The increase is primarily due to higher personnel and facilities costs.

General and administrative expenses were $1.7 million for 2005, compared to $1.0 million for 2004.  The increase is primarily due to costs associated with being a public company.

Non-cash, stock-based compensation expense was $1.8 million for 2005, compared to $2.3 million for 2004.

The net loss for the first quarter of 2005 was $4.6 million, or $0.18 per share, compared to a net loss for the same period in 2004 of $5.0 million, or $2.63 per share.  Upon the close of the Company’s IPO on June 25, 2004, all of the Company’s preferred stock converted to 16,205,306 shares of common stock.  If that conversion had taken place prior to January 1, 2004, the pro forma net loss per common share for the first quarter of 2004 would have been $0.27.

Recent Highlights:

•                  Announced the notification by the Flavor and Extract Manufacturers Association (FEMA) that its savory enhancers, S807, S336, S263 and S976, have been determined to be Generally Recognized As Safe (GRAS).  These savory enhancers, discovered and developed by Senomyx, are intended to provide for the reduction or elimination of monosodium glutamate (MSG) and to augment the flavor of naturally occurring glutamate found in many food and beverage products. The GRAS determination will enable incorporation of Senomyx’s savory enhancers into a variety of food products including sauces, frozen foods, processed cheese and snack foods.

•                  Achieved the fourth milestone in the Company’s savory enhancer program, resulting from the notification of the receipt of FEMA GRAS determination of four of the Company’s savory enhancers.

•                  Announced the extension of the collaborative research phase of the Company’s first discovery and development agreement with Nestlé.  Under the terms of the extension, based on research progress Nestlé has agreed to pay the Company incremental discovery and development funding of up to $6.6 million over a period of up to an additional three years.

•                  Advanced the sweet enhancer discovery and development program by performing taste tests with the sweet enhancer S299.  Initial results showed that a solution containing 3 parts per million S299 and 6% fructose had equivalent sweetness to a solution containing approximately 9% fructose.  The Company continues to optimize S299 and S679 to identify more potent candidates.

•                  Expanded the base of experience of the Board of Directors in matters related to the flavor industry, corporate governance and regulatory affairs with the appointment of Stephen A. Block, Esq. to the Board of Directors. Mr. Block previously served as the Chief Legal Officer and General Counsel of International Flavors and Fragrances (IFF).  During his eleven years at IFF he also held various senior management positions in the Regulatory department.  Prior to 1993, Mr. Block served as Senior Vice President, General Counsel, Secretary and Director of GAF Corporation and its publicly traded subsidiary International Specialty Products Inc. and held various management positions with Celanese Corporation.

Financial Outlook Update for the Remainder of 2005:

The SEC recently announced a delay in the effective date for implementation of SFAS 123(R) until the Company’s first quarter of fiscal 2006. The Company will revisit the guidance for non-cash stock-based compensation expense and the resultant impact on operating expenses, net loss and loss per share in light of this recent development.  The Company will disclose changes, if any, to the Company’s guidance around the time of the Company’s second quarter financial results earnings release.

“As a result of the recent SEC announcement regarding SFAS 123(R), at this time we are only able to reiterate financial guidance for total revenues and net cash used in operating activities.  We continue to closely watch our rate of spending, while seeking additional collaborations,” said John Poyhonen, Vice President, Chief Financial and Business Officer.  For the full year, Senomyx expects:

•                  Total revenues of $11.0 million.

•                  Net cash used in operating activities, on average, of between $1.0 million and $1.2 million per month.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) on April 21, 2005 to discuss these financial results and provide an update on the Company. To access the call in the U.S. dial (800) 638-5439 or outside the U.S. dial (617) 614-3945. The participant passcode for this conference call is 61359277.  Additionally, the call will be webcast under the investor relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx

Senomyx is a biotechnology company using proprietary taste receptor-based assays, screening technologies, and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with four of the world’s leading packaged food and beverage companies: Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the anticipated financial results for the remainder of 2005, the projected timelines for the commercial sale of products containing our flavors, flavor enhancers and taste modulators and the achievement of other milestones, the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators and Senomyx’s savory enhancers’ ability to reduce or eliminate the need for added MSG in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Susan Neath
Senomyx, Inc.	Atkins + Associates
858-646-8302	858-527-3486

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Revenues	$2,966	$2,241

Operating expenses:
Research and development	4,328	3,950
General and administrative	1,663	1,010
Non-cash stock-based compensation	1,792	2,280
Total operating expenses	7,783	7,240

Loss from operations	(4,817)	(4,999)

Interest income	225	40

Net loss	$(4,592)	$(4,959)

Basic and diluted net loss per share	$(0.18)	$(2.63)

Weighted average shares used in computing basic and diluted net loss per share	25,185	1,888

Pro forma basic and diluted net loss per share	$(0.18)	$(0.27)

Weighted average shares used in computing pro forma basic and diluted net loss per share	25,185	18,093

Condensed Balance Sheets

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)

Cash, cash equivalents and investments available for sale	$35,755	$40,847
Other current assets	2,276	1,213
Property and equipment, net	2,108	1,742
Total assets	$40,139	$43,802

Current liabilities	$2,714	$3,361
Deferred revenue	1,170	1,858
Long-term liabilities	195	210
Stockholders’ equity	36,060	38,373
Total liabilities and stockholders’ equity	$40,139	$43,802